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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                        Latin America Growth Fund, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   51828D104
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                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







SEC 1745 (10-88)
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CUSIP NO. 51828D104                    13G                               PAGE 2

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1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        CITY OF LONDON INVESTMENT MANAGEMENT COMPANY LTD, a company incorporated under the laws of England & Wales

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2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) [ ]
                                                           (b) [ ]

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3.      SEC USE ONLY


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4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        GREAT BRITAIN

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                   5.     SOLE VOTING POWER
                          845,700

    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY           0
     OWNED BY
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON              845,700
       WITH
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER
                          0

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9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        845,700

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10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                [ ]

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11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        21.1%

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12.     TYPE OF REPORTING PERSON*
        IA

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
                      *SEE INSTRUCTION BEFORE FILLING OUT!


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                                      13G                                PAGE 3



Item 1:     (a)    Name of Issuer: Latin America Growth Fund, Inc.

            (b)    Address of Issuer's Principal Executive Offices:

                   One Exchange Place
                   Boston, MA 02109

Item 2:     (a)    Names of Person Filing:

                   City of London Investment Management Company Ltd

            (b)    Address of Principal Business Office or, if none, Residence:

                   10 Eastcheap
                   London EC3M IAJ
                   England

            (c)    Citizenship: Great Britain

            (d)    Title of Class of Securities: Common Stock

            (e)    CUSIP Number: 51828D104

Item 3:            IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR
                   13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

            (a)    [ ] Broker or Dealer registered under Section 15 of
                       the Act
            (b)    [ ] Bank as defined in section 3(a)(6) of the Act
            (c)    [ ] Insurance Company as defined in section 3(a)(19) of
                       the Act
            (d)    [ ] Investment Company registered under section 8 of
                       the Investment Company Act
            (e)    [X] Investment Advisor registered under section 203
                       of the Investment Advisers Act
            (f)    [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income
                       Security Act of 1974 or Endowment Fund; see sec.240.13d-1(b)(ii)(F) (Note: See Item 7)
            (g)    [ ] Parent Holding Company, in accordance with
                       sec.240.13d-1(b)(ii)(G). (Note: See Item 7)
            (h)    [ ] Group, in accordance with Sec. 240.13d-1(b)(ii)(H).

Item 4:            OWNERSHIP:

            (a)    Amount Beneficially Owned:
                   as of 31st December, 1997                       845,700

            (b)    Percent of Class:                               21.1%

            (c)    Number of shares as to which such person has:

                   (i)   SOLE POWER TO VOTE OR DIRECT THE VOTE:    845,700

                   (ii)  SHARED POWER TO VOTE OR DIRECT THE VOTE:  0

                   (iii) SOLE POWER TO DISPOSE OR
                         DIRECT THE DISPOSITION OF:                845,700

                   (iv)  SHARED POWER TO DISPOSE OR
                         DIRECT THE DISPOSITION OF:                0

Item 5:            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS: Not Applicable

Item 6:            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                   PERSON: Not Applicable

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* This Schedule 13G is filed pursuant to Rule 13d-1(f) on behalf of ___________.

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                                      13G                                PAGE 4

Item 7:        IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
               THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
               Not Applicable

Item 8:        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
               Not Applicable

Item 9:        NOTICE OF DISSOLUTION OF GROUP: NOT APPLICABLE

Item 10:       CERTIFICATION:
               By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: 5th February, 1998




By: /s/ D. F. Allison
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    D. F. Allison, Company Secretary